Exhibit 107

CALCULATION OF FILING FEE TABLE

FORM S-8
(Form Type)

FTAI Aviation Ltd.
(Exact Name of Registrant as Specified in its Charter)

Table I: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee
Equity	Ordinary shares, par value $0.01 per share (“Shares”)	Rule 457(a)	5,750,000	$112.07	$644,402,500	$153.10 per million dollars	$98,658.02
Total Offering Amounts					$644,402,500		$98,658.02
Total Fee Offsets							-
Net Fee Due							$98,658.02

(1)
This Registration Statement on Form S-8 covers 5,750,000 Shares of the Registrant subject to issuance under the FTAI Aviation Ltd. 2025 Omnibus Incentive Award Plan. In addition, pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of additional shares which may be offered and issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)
Pursuant to Rules 457(c) and 457(h) under the Securities Act, the proposed maximum offering price per share, the proposed maximum aggregate offering price and the amount of registration fee are estimated solely for the purpose of calculating the amount of the registration fee and are based on the average of the high and low prices of the Shares of the Registrant as reported on the Nasdaq Global Select Market on May 23, 2025.